Exhibit 99.1

NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: Walter R. Wheeler

President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES REPORTS FISCAL YEAR 2017 FIRST QUARTER RESULTS

Houston, Texas – February 8, 2017 – Geospace Technologies (NASDAQ: GEOS) today announced a net loss of $11.7 million, or $0.89 per diluted share, on revenue of $15.3 million for its first quarter ended December 31, 2016. This compares with a net loss of $11.0 million, or $0.85 per diluted share, on revenue of $13.1 million for the prior year.

Walter R. (“Rick”) Wheeler, President and CEO of Geospace Technologies said, “While our first quarter revenue was down 6% sequentially from last year’s fourth quarter, we did realize a revenue increase of 16% from last year’s first quarter. The sequential decline in revenue from the quarter ended September 30, 2016 is essentially the result of a seasonal decline in demand for certain of our non-seismic products, and was partially offset by a sequential increase in revenue from our seismic products. Relative to last year’s first quarter, the year-over-year revenue increase primarily resulted from sales and rentals of our seismic products, which increased by 24%. Although this revenue increase is noteworthy, it is not necessarily indicative of an ongoing trend. Revenue from our seismic products is well known to be lumpy, and a significant portion of our first quarter revenue was attributable to a single rental contract which is in the process of winding down. Factory activities remained at minimum levels during the quarter resulting in unabsorbed factory overhead costs which contributed significantly to our net loss. Also contributing were non-cash charges for rental fleet depreciation and inventory obsolescence expenses. Our quarterly net loss was also negatively impacted by our inability to recognize any deferred tax and other tax benefits in connection with our pretax losses. While no future tax benefits can be recognized until we return to profitability, these tax loss carryforwards are still available to offset taxes owed on future taxable income. In partial offset to these ongoing costs and setting aside bad debt recoveries, as a result of our cost reduction activities our core operating expenses dropped by 8% in the first quarter compared to the same period last year.”

“In the first quarter, revenue from our traditional seismic products totaled $2.6 million, a decrease of $2.4 million, or 48% compared to the same period last year. This lower revenue demonstrates persistence in the reduced consumption and demand of these products experienced over the last year – a further indication that for now, seismic surveying activities have not yet improved markedly from their historic lows. Buffered by idled equipment in storage, most seismic contractors have minimal replacement needs in the current seismic market. However, as this oversupply of equipment is used up and/or seismic activities increase, we expect that future demand for these products will resume.”

“Our wireless seismic product revenue increased by 235% to $6.3 million from last year’s first quarter. During the first quarter, we sold 6,700 channels of our GSX wireless land equipment, primarily out of our rental fleet. This quantity of channels matches the quantity of GSX channels sold in all of fiscal year 2015 and exceeds the quantity of GSX channels sold in all of fiscal year 2016. However, as in past quarters, it was the rental of our OBX marine equipment that represented the largest revenue contributor for this product segment. The bulk of the quarter’s rental income, totaling $4.3 million, was realized from a single OBX rental agreement that is expected to end soon. Industry interest in our OBX products has remained a bright spot in an otherwise depressed seismic marketplace, and the number of customers with interest in our OBX products continues to grow. While we are encouraged by past success and industry adoption of our OBX products, our outlook remains cautious given the continued pressure on oil company exploration budgets.”

“Revenue from our reservoir seismic products in the first quarter was $0.5 million, a decline of 26% from last year’s first quarter. For the most part, revenue from this segment is being driven by limited product sales, rentals and repairs of our downhole tools and related borehole system products. We continue to believe that this segment will not be a significant contributor to total revenue unless and until we are engaged in a contract for the delivery of a permanent reservoir monitoring (PRM) system. Despite ongoing discussions regarding such projects, there are presently no PRM contracts in the pipeline for fiscal year 2017.”

“Non-seismic products generated revenue of $5.7 million in the first quarter reflecting an increase of 6% over the first quarter a year ago. Although we tend to experience a seasonal decline in demand for certain of our industrial products during the first and second fiscal quarters, we are particularly pleased with the 13% year-over-year revenue growth from our industrial products.”

“During our first quarter ended December 31, 2016, we were encouraged by the agreement among OPEC and other producing nations to reduce oil production which has helped stabilize crude oil prices in recent weeks above $50. However, significant crude oil quantities remain in storage worldwide and this overhang is predicted by some to persist for a year or more. This excess crude storage may further suppress any meaningful additional increases in crude oil prices. Oil company exploration expenditures have dropped precipitously in recent years, and while some have raised capital spending forecasts for 2017, many others have announced further cost reductions. So long as seismic exploration activities stay sluggish and permanent reservoir imaging projects are deferred, demand for our seismic equipment will remain depressed and revenue growth from these products will remain challenged. However, in order to sustain a viable global energy market, the eventual resumption of these activities is inevitable, even though the timing is unpredictable and seemingly gradual. In the interim, we will continue to conservatively manage costs and improve our operations while simultaneously delivering best-in-class services and product technologies to our customers. As demonstration of this, our balance sheet remains debt free with $37.5 million of cash and short-term investments, and in conjunction with a $30 million credit line, our total liquidity is greater than $67 million. This places us in an enviably strong position to endure the current market conditions and emerge as an undiminished industry leader in its recovery.”

Conference Call Information

Geospace Technologies will host a conference call to review its fiscal year 2017 first quarter financial results on February 9, 2017, at 10:00 a.m. Eastern Time (9 a.m. Central). Participants can access the call at (877) 876-9177 (US) or (785) 424-1666 (International). Please reference the conference ID: GEOSQ117 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor tab of our website at www.geospace.com.

About Geospace Technologies

Geospace Technologies Corporation designs and manufactures instruments and equipment used by the oil and gas industry to acquire seismic data in order to locate, characterize and monitor hydrocarbon producing reservoirs. The company also designs and manufactures non-seismic products, including industrial products, offshore cables, and imaging equipment.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenue, future financial position, business strategy, future expectations and estimates and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise.

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended
	December 31, 2016	December 31, 2015
Revenue:
Products	$10,297	$11,752
Rental equipment	4,988	1,385

Total revenue	15,285	13,137

Cost of revenue:
Products	14,836	15,444
Rental equipment	3,776	4,095

Total cost of revenue	18,612	19,539

Gross profit (loss)	(3,327)	(6,402)
Operating expenses:
Selling, general and administrative expenses	5,094	5,574
Research and development expenses	3,372	3,605
Bad debt recovery	(482)	(889)

Total operating expenses	7,984	8,290

Loss from operations	(11,311)	(14,692)

Other income (expense):
Interest expense	(8)	(7)
Interest income	130	106
Foreign exchange losses, net	(65)	(10)
Other, net	(17)	(16)

Total other income, net	40	73

Loss before income taxes	(11,271)	(14,619)
Income tax expense (benefit)	434	(3,577)

Net loss	$(11,705)	$(11,042)

Loss per common share:
Basic	$(0.89)	$(0.85)

Diluted	$(0.89)	$(0.85)

Weighted average common shares outstanding:
Basic	13,094,809	13,024,579

Diluted	13,094,809	13,024,579

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2016	September 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$12,794	$10,262
Short-term investments	24,739	27,491
Trade accounts receivable, net	13,819	15,392
Current portion of notes receivable	1,678	1,533
Income tax receivable	13,290	13,290
Inventories, net	101,765	104,540
Prepaid expenses and other current assets	1,855	1,826

Total current assets	169,940	174,334
Rental equipment, net	26,821	30,973
Property, plant and equipment, net	43,477	44,732
Deferred income tax assets, net	179	216
Non-current notes receivable, net	1,385	1,817
Prepaid income taxes	2,227	2,620
Other assets	80	80

Total assets	$244,109	$254,772

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$1,767	$2,120
Accrued expenses and other current liabilities	7,469	7,849
Deferred revenue	945	174
Income tax payable	90	125

Total current liabilities	10,271	10,268
Deferred income tax liabilities	33	37

Total liabilities	10,304	10,305

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	134	133
Additional paid-in capital	79,377	77,967
Retained earnings	170,603	182,308
Accumulated other comprehensive loss	(16,309)	(15,941)

Total stockholders’ equity	233,805	244,467

Total liabilities and stockholders’ equity	$244,109	$254,772

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended
	December 31, 2016	December 31, 2015
Cash flows from operating activities:
Net loss	$(11,705)	$(11,042)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income tax expense	34	4,926
Rental equipment depreciation	3,308	3,430
Property, plant and equipment depreciation	1,313	1,380
Accretion of discounts on short-term-investments	16	44
Stock-based compensation expense	1,375	1,185
Bad debt recovery	(482)	(889)
Inventory obsolescence expense	4,147	2,294
Gross profit from sale of used rental equipment	(1,201)	(4)
Realized loss on short-term investments	1	1
Excess tax expense from stock-based compensation	—	(1,313)
Effects of changes in operating assets and liabilities:
Trade accounts and notes receivable	2,312	6,708
Income tax receivable	—	(7,883)
Inventories	(1,507)	2,078
Prepaid expenses and other current assets	(39)	(717)
Prepaid income taxes	393	398
Accounts payable trade	(348)	(1,975)
Accrued expenses and other	(257)	(901)
Deferred revenue	771	(99)
Income tax payable	(31)	19

Net cash used in operating activities	(1,900)	(2,360)

Cash flows from investing activities:
Purchase of property, plant and equipment	(106)	(679)
Investment in rental equipment	—	(135)
Proceeds from the sale of used rental equipment	1,915	35
Purchases of short-term investments	—	(4,902)
Proceeds from the sale of short-term investments	2,674	3,370

Net cash provided by (used in) investing activities	4,483	(2,311)

Cash flows from financing activities:
Proceeds from the exercise of stock options	50	—

Net cash provided by financing activities	50	—

Effect of exchange rate changes on cash	(101)	(218)

Increase (decrease) in cash and cash equivalents	2,532	(4,889)
Cash and cash equivalents, beginning of fiscal year	10,262	22,314

Cash and cash equivalents, end of fiscal period	$12,794	$17,425

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT REVENUE AND OPERATING LOSS

(in thousands)

(unaudited)

	Three Months Ended
	December 31, 2016	December 31, 2015
Seismic segment revenue:
Traditional exploration products	$2,570	$4,987
Wireless exploration products	6,323	1,890
Reservoir products	513	697

	9,406	7,574

Non-Seismic segment revenue:
Industrial product revenue	3,079	2,725
Imaging product revenue	2,657	2,708

	5,736	5,433

Corporate	143	130

Total revenue	$15,285	$13,137

	Three Months Ended
	December 31, 2016	December 31, 2015
Operating income (loss):
Seismic segment	$(9,453)	$(12,135)
Non-seismic segment	1,052	562
Corporate	(2,910)	(3,119)

Total operating loss	$(11,311)	$(14,692)